Exhibit 99.1

Energous Corporation Reports First Quarter 2020 Financial Results

SAN JOSE, Calif. – May 6, 2020 – Energous Corporation (NASDAQ: WATT), the developer of WattUp®, a revolutionary Wireless Charging 2.0 technology today announced financial results for the first quarter ended March 31, 2020 and provided an update on its operational progress.

Recent Highlights

•	Energous receives FCC certification for new groundbreaking over-the-air, power-at-a-distance wireless charging technology

•	Energous announced the availability of the WattUp PowerHub developer kit, based on new low cost, small footprint wireless charging technology

•	Announced partnership with 28Gorilla to develop a wirelessly charged equestrian health tracking sensor for American Equus

“The first quarter represented tangible technological progress, as evidenced by the recent FCC certification, that opens potential for our customers to launch a new category of wireless charging,” said Stephen R. Rizzone, president and CEO of Energous Corporation. “We are executing despite the obvious headwinds created by the pandemic and are seeing increased interest from consumer electronics and industrial IoT manufacturers.”

Unaudited 2020 First Quarter Financial Results

For the first quarter ended March 31, 2020, Energous recorded:

•	Revenue of $61,475

•	Operating expenses of approximately $8.7 million (GAAP), comprised of $4.6 million in research and development, and $4.1 million in selling, general and administrative expenses

•	Net loss of $(8.6) million, or $(0.25) per basic and diluted share

•	Adjusted EBITDA (a non-GAAP financial measure) loss of $(6.3) million

•	$20.0 million in cash and cash equivalents at the end of the fourth quarter, with no debt

2020 First Quarter Conference Call

Energous will host a conference call to discuss its financial results, recent progress and prospects for the future.

When: Wednesday, May 6, 2020

Time: 1:30 p.m. PT (4:30 p.m. ET)

Phone: 888-317-6003 (domestic); 412-317-6061 (international)

Passcode: 4398037

Telephonic replay: Accessible through May 20, 2020

877-344-7529 (domestic); 412-317-0088 (international); passcode 10142689

Webcast: Accessible at Energous.com; archive available for approximately one year

About Energous Corporation

Energous Corporation (Nasdaq: WATT) is leading the next generation of wireless charging – wireless charging 2.0 – with its award-winning WattUp® technology, which supports fast, efficient contact-based charging, as well as charging at a distance. WattUp is a scalable, RF-based wireless charging technology that offers substantial improvements in contact-based charging efficiency, foreign object detection, orientation freedom and thermal performance compared to older, coil-based charging technologies. The technology can be designed into many different sized electronic devices for the home and office, as well as the medical, industrial, retail and automotive industries, and it ensures interoperability across products. Energous develops silicon-based wireless power transfer (WPT) technologies and customizable reference designs. These include innovative silicon chips, antennas and software, for a large variety of applications, such as smartphones, fitness trackers, hearables, medical sensors and more. Energous received the world’s first FCC Part 18 certification for at-a-distance wireless charging, and the company has 222 awarded patents for its WattUp wireless charging technology to-date. For more information, please visit Energous.com.

Safe Harbor Statement

This press release contains forward-looking statements that describe our future plans and expectations. These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of our forward-looking statements in this release include our statements about technology developments, partner product development and wireless charging innovation. Our forward-looking statements speak only as of this date; they are based on current expectations and we undertake no duty to update them. Factors that could cause actual results to differ from what we expect include: the impact of the COVID-19 outbreak on the U.S. and global economies generally and on our business, regulatory approvals, product development, employees, partners, customers and potential user base; uncertain timing of necessary regulatory approvals; timing of customer product development and market success of customer products; our dependence on distribution partners; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, in evaluating our forward-looking statements.

— Financial Tables Follow –

Energous Corporation

BALANCE SHEETS

(Unaudited)

	As of
	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$19,963,917	$21,684,089
Accounts receivable, net	59,173	63,144
Prepaid expenses and other current assets	352,019	450,231

Total current assets	20,375,109	22,197,464

Property and equipment, net	504,825	626,524
Right-of-use lease asset	1,869,131	2,057,576
Other assets	2,410	2,410

Total assets	$22,751,475	$24,883,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,038,251	$1,671,519
Accrued expenses	1,435,045	2,063,097
Operating lease liabilities, current portion	762,822	722,291
Deferred revenue	12,000	12,000

Total current liabilities	3,248,118	4,468,907

Operating lease liabilities, long-term portion	1,191,981	1,402,193

Total liabilities	4,440,099	5,871,100
Stockholders’ equity:
Preferred Stock, $0.00001 par value, 10,000,000 shares authorized at March 31, 2020 and December 31, 2019; no shares issued or outstanding.	—	—
Common Stock, $0.00001 par value, 50,000,000 shares authorized at March 31, 2020 and December 31, 2019; 37,952,017 and 33,203,806 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively.	381	333
Additional paid-in capital	290,049,391	282,153,201
Accumulated deficit	(271,738,396)	(263,140,660)

Total stockholders’ equity	18,311,376	19,012,874

Total liabilities and stockholders’ equity	$22,751,475	$24,883,974

Energous Corporation

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Revenue	$61,475	$66,500

Operating expenses:
Research and development	4,575,303	6,800,678
Sales and marketing	1,447,909	1,599,452
General and administrative	2,652,394	2,761,911
Cost of services revenue	39,544	—

Total operating expenses	8,715,150	11,162,041

Loss from operations	(8,653,675)	(11,095,541)
Other income (expense):
Interest income	55,939	76,073

Total	55,939	76,073

Net loss	$(8,597,736)	$(11,019,468)

Basic and diluted net loss per common share	$(0.25)	$(0.39)

Weighted average shares outstanding, basic and diluted	34,816,553	27,939,166

Energous Corporation

Reconciliation of Non-GAAP Information

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Net loss (GAAP)	$(8,597,736)	$(11,019,468)
Add (subtract) the following items:
Interest income	(55,939)	(76,073)
Depreciation and amortization	121,699	235,368
Stock-based compensation	2,276,299	3,171,392

Adjusted EBITDA (non-GAAP)	$(6,255,677)	$(7,688,781)

Contact

Energous Public Relations

PR@energous.com

(408) 963-0200

Investor Relations Contact

Bishop IR

Mike Bishop

(415) 894-9633

IR@energous.com

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